Exhibit 10.66

MEMORANDUM OF UNDERSTANDING

By and among

Tower Automotive Holdings III Coöperatie U.A.

and

Tower Automotive Holdings USA, LLC

and

Financière SNOP Dunois S.A.

and

Tower International, Inc.

Dated 20 November 2018

TABLE OF CONTENTS

ARTICLE I
CONSULTATION WITH THE WORKS COUNCIL

Section 1.1	Initiation of consultation	2
Section 1.2	Cooperation	2
Section 1.3	Consultation Period	3

ARTICLE II
SPA

Section 2.1	No binding obligations on the Purchaser	3
Section 2.2	Commitment to sell the Shares and the Intercompany Loan	4

ARTICLE III
GUARANTEES AND COVENANTS

Section 3.1	Guarantees	4
Section 3.2	Covenants	5
Section 3.3	Exclusivity	5

ARTICLE IV
TERMINATION; EFFECT OF TERMINATION

Section 4.1	Termination	5
Section 4.2	Effect of termination	6
Section 4.3	Termination fee payable by the Purchaser	6
Section 4.4	Termination fee payable by the Seller’s Guarantor	6
Section 4.5	Nature and treatment of termination fee	7

ARTICLE V
MISCELLANEOUS

Section 5.1	Publicity	7
Section 5.2	Governing Law	8
Section 5.3	Applicability of certain clauses of the SPA	8
Section 5.4	Extension and waiver	8

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MEMORANDUM OF UNDERSTANDING

This memorandum of understanding (the Memorandum of Understanding) is entered into on 20 November 2018,

BY AND AMONG:

(1)	Tower Automotive Holdings III Coöperatie U.A., a cooperative established under the laws of the Netherlands with registered seat in Baarn, the Netherlands, and address at Herikerbergweg 124, Luna ArenA, 1101 CM Amsterdam, the Netherlands, and registered with the Chamber of Commerce (Kamer van Koophandel) under registration number 32124774 (the Seller);

(2)	Tower Automotive Holdings USA, LLC, a limited liability company established under the laws of the State of Delaware, United States of America, and registered under trade register number 26-0459108 (the Loan Seller);

(3)	Financière SNOP Dunois S.A., a société anonyme established under the laws of France with registered seat in avenue d’Auvergne, 43100 Brioude, France, and registered with the Trade and Companies Register of le Puy en Velay under registration number 381 904 382 (the Purchaser); and

(4)	Tower International, Inc., a corporation under the laws of the State of Delaware with registered seat in 17672 North Laurel Park Drive, Suite 400E, Livonia, MI 48152, United States of America, and registered with the Secretary of State of Delaware under registration number 27-3679414 (the Seller’s Guarantor);

(the Seller, the Loan Seller and the Seller’s Guarantor together, the Seller Parties, and together with the Purchaser, the Parties and each of them, a Party);

WHEREAS:

(A)	The Parties have been discussing the commercial principles of a potential acquisition of the European business activities of the Tower International group by the Purchaser (the Proposed Transaction). Before the Purchaser is in a position to make a decision to bindingly agree upon the Proposed Transaction, it intends to consult its European works council (comité d’entreprise européen) (the Works Council) in connection therewith. The Seller and the Seller’s Guarantor are prepared to grant the Purchaser the opportunity to carry out such consultation, but – in particular as the Seller’s Guarantor, being a US stock market listed company, has to publicly disclose the entry into this Memorandum of Understanding and would incur a significant loss to its capital markets reputation and further significant, also financial damages in case the Proposed Transaction does ultimately not proceed – require certain protection and financial compensation should, at the end of such consultation, the Purchaser decide not to enter into the Proposed Transaction.

(B)	The negotiations between the Parties in connection with the Proposed Transaction being sufficiently advanced, as set out in the draft share purchase agreement attached hereto as Exhibit 1 (together with its exhibits and schedules, the SPA), the Parties have decided to enter into this Memorandum of Understanding and the Purchaser shall initiate such information and consultation process of its Works Council in accordance with the terms set forth herein.

(C)	Unless otherwise defined herein, capitalized terms used in this Memorandum of Understanding shall have the meanings ascribed to them in the SPA.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I
CONSULTATION WITH THE WORKS COUNCIL

Section 1.1           Initiation of consultation

(a)          Immediately following the execution and delivery by the Parties of this Memorandum of Understanding (and in any event no later than on 21 November 2018, with a first meeting with the Works Council taking place no later than on 28 November 2018) (21 November 2018 the Consultation Start Date), the Purchaser shall commence such procedure to inform and consult with its Works Council and shall exercise its best efforts (sich nach besten Kräften bemühen) to obtain an Opinion (as defined below) from the Works Council with respect to the Proposed Transaction as soon as possible following the Consultation Start Date with the view to obtaining an Opinion by 19 December 2018 due to the Christmas break; provided that nothing in this Memorandum of Understanding shall bind the Purchaser (or, for the avoidance of doubt, any other Party) to accept or commit or agree to any conditions or demands of the Works Council in connection with obtaining such Opinion (other than regarding the provision of reasonable information which is available and relevant for the purpose of understanding the Proposed Transaction, meetings or other standard procedural steps within the consultation process).

(b)          For purposes of this Memorandum of Understanding, “Opinion” means the opinion, whether positive, neutral or negative, of the Works Council with respect to the Proposed Transaction, which may be rendered orally or in writing or by any other action or omission (including the passage of time) which would cause the Works Council to be deemed to have been consulted in the meaning of French case law prior to the French law of 14 June 2013.

Section 1.2           Cooperation

(a)          The Purchaser shall (i) keep the Seller fully informed of the status of the Works Council information and consultation process (including providing the Seller with copies of any material correspondence or other material documentation received by the Purchaser from the Works Council no later than three (3) Business Days following the receipt of any such correspondence or documents) and (ii) provide the Seller with a copy of the Opinion (or, where no such copy is available, a reasonably detailed description of such Opinion) as promptly as reasonably practicable (and in any event, within two (2) Business Day) after the Purchaser’s receipt of such Opinion.

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(b)          The Seller and the Seller’s Guarantor shall, and shall procure that the Group Companies will, (i) provide the Purchaser with reasonable assistance and cooperation in connection with the information and consultation process with the Works Council and (ii) in furtherance of the foregoing, as promptly as is reasonably practicable (and in any event, within three (3) Business Days) after any such request, furnish to the Purchaser such information as may be reasonably requested by the Purchaser in connection with such information and consultation process or the preparation of any filing or submission to the Works Council required in connection therewith, including answering any reasonable questions from the Works Council or any expert appointed thereby.

(c)          The Purchaser shall (i) permit the Seller to review in advance any material written correspondence, notices or communications (including the information document provided to the Works Council and any supporting materials) to be furnished or made available by the Purchaser to the Works Council, and (ii) (A) consult the Seller in connection with any such correspondence, notices or communications and give the Seller a reasonable opportunity to comment thereon and (B) take into account in good faith any comments that the Seller may make with respect thereto and (iii) support in all respects the Proposed Transaction throughout the information and consultation process with the Works Council.

(d)          The Purchaser has provided to the Seller, prior to the date hereof, the draft information document to be provided to the Works Council.

Section 1.3           Consultation Period

For purposes of this Memorandum of Understanding, “Consultation Period” means the period beginning on the Consultation Start Date and ending on the earlier of:

(a)          the date upon which the Opinion is obtained (or deemed to be obtained);

(b)          11:59 p.m. (CET) on 31 January 2019, provided that both the Purchaser and the Seller, each unilaterally, acting in good faith, may procure, by written notice to the respective other Party, that such date is replaced by 6 March 2019.

ARTICLE II
SPA

Section 2.1           No binding obligations on the Purchaser

The Parties acknowledge that nothing herein shall constitute in any manner whatsoever an undertaking by the Purchaser to acquire the Shares and the Intercompany Loan from the Seller and the Loan Seller, respectively, or be bound by any obligation of any nature whatsoever in connection with the Proposed Transaction (other than those obligations set forth in this Memorandum of Understanding).

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Section 2.2           Commitment to sell the Shares and the Intercompany Loan

(a)          In the event the Opinion has been rendered (or is deemed to have been rendered) pursuant to Section 1.1, should the Purchaser wish to acquire the Shares and the Intercompany Loan from the Seller and the Loan Seller, respectively, the Purchaser shall notify such decision to the Seller’s Guarantor (the Acceptance Notice) on or prior to the date falling three (3) Business Days after the expiration of the Consultation Period (such date, the Expiry Date), in accordance with the provisions of clause 17 (Notices) of the SPA (as incorporated by reference pursuant to Section 5.3).

(b)          Subject to the Purchaser sending the Acceptance Notice on or prior to the Expiry Date in accordance with Section 2.2(a), (i) each of the Seller and the Loan Seller hereby irrevocably and unconditionally undertakes to sell the Shares and the Intercompany Loan, respectively, to the Purchaser, at the price and under the other terms and conditions set forth in the SPA, and (ii) each of the Seller Parties hereby irrevocably and unconditionally undertakes to execute the SPA as attached in Exhibit 1 within three (3) Business Days from the date of the Acceptance Notice (or any other date expressly agreed in writing between the Parties – such date, the Execution Date).

ARTICLE III
GUARANTEES AND COVENANTS

Section 3.1           Guarantees

(a)          Each of the guarantees set forth in clause 6 (Seller Parties’ guarantees), clause 9 (Purchaser’s guarantees) and clause 15 (Seller’s Guarantor and indemnification) of the SPA (including the corresponding disclosures set forth therein) are hereby incorporated by reference into this Memorandum of Understanding as if such guarantees were fully set forth herein and made as of the date hereof, mutatis mutandis.

(b)          In particular, and notwithstanding anything to the contrary contained herein, each of the Parties guarantees to the other Parties that, so far as it is concerned:

(i)	it is a company duly established and validly existing under the laws of its jurisdiction of incorporation. It is not insolvent or subject to any insolvency, bankruptcy or similar proceedings;

(ii)	it has all necessary corporate power and authority to enter into this Memorandum of Understanding and the SPA, to carry out its obligations hereunder and thereunder and to consummate the transactions set forth herein and therein;

(iii)	the execution and delivery of this Memorandum of Understanding by it and the consummation of the transactions set forth herein have been duly authorized by all necessary corporate actions and no other corporate proceeding is necessary to authorize the execution or delivery of this Memorandum of Understanding, or the consummation of the transactions set forth herein;

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(iv)	this Memorandum of Understanding has been duly executed by or on behalf of it and, once signed, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms; and

(v)	the execution and performance by it of this Memorandum of Understanding shall not (i) breach any provision of its articles of association or other constitutional and organizational documents, or result in a breach of any laws or any order, decision, ruling or injunction of any court or other governmental entity applicable to or enforceable against it, or (iii) violate any contract or agreement to which it is a party, where (in each case) the breach would materially and adversely affect its ability to enter into and perform its obligations under this Memorandum of Understanding.

Section 3.2           Covenants

Clause 10 (Covenants) of the SPA is hereby incorporated by reference into this Memorandum of Understanding as if such covenants were fully set forth herein and in effect as of the date hereof, mutatis mutandis; provided however that, with respect to clause 10.1 (Merger control proceedings, other regulatory requirements) of the SPA, the timing for the submission of a case team allocation request and the draft Form RS to the European Commission shall be no earlier than five (5) Business Days after the date on which the first meeting of the Works Council is held.

Section 3.3           Exclusivity

The Seller, the Seller’s Guarantor and the Purchaser expressly and irrevocably agree to extend the Period, as such term is defined in the Exclusivity and Confidentiality Letter entered into between themselves on 26 October 2018, to and until the earlier of (i) the Execution Date, (ii) the termination date of this Memorandum of Understanding in accordance with the provisions of ARTICLE IV and (iii) any prior date on which they mutually agree to terminate the discussions relating to the Potential Transaction.

ARTICLE IV
TERMINATION; EFFECT OF TERMINATION

Section 4.1           Termination

(a)          This Memorandum of Understanding may be terminated by mutual written consent of the Parties, at any time prior to the execution of the SPA.

(b)          This Memorandum of Understanding shall terminate automatically upon the valid, binding and enforceable execution of the SPA by the Parties hereto.

(c)          Notwithstanding the provisions of Section 4.3 (Termination fee payable by the Purchaser) hereof, if the Acceptance Notice has not been sent by the Purchaser on or prior to the Expiry Date, at its sole discretion and in compliance with the provisions hereof, this Memorandum of Understanding shall terminate automatically as at the Expiry Date, unless the Parties mutually agree in writing to postpone such Expiry Date to a later date.

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(d)          Notwithstanding the provisions of Section 4.4 (Termination fee payable by the Seller’s Guarantor) hereof, if, despite having received the Acceptance Notice, the Seller Parties have not executed the SPA as attached in Exhibit 1 on or prior to the Execution Date in accordance with the provisions of Section 2.2(b), at their sole discretion and in compliance with the provisions hereof, this Memorandum of Understanding shall terminate automatically as at the Execution Date, unless the Parties mutually agree in writing to postpone such Execution Date to a later date.

Section 4.2           Effect of termination

In the event of termination of this Memorandum of Understanding pursuant to ARTICLE IV, this Memorandum of Understanding (other than as set forth in this ARTICLE IV) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided however, that in such case the Parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any merger control authorities or other public authorities in connection with the Proposed Transaction. A termination of or a withdrawal from this Memorandum of Understanding for reasons other than those expressly set out herein is excluded. Section 4.3, Section 4.4 and ARTICLE V of this Memorandum of Understanding shall in any event, in their entirety, remain in force and effect in case of and unaffected by any termination of this Memorandum of Understanding.

Section 4.3           Termination fee payable by the Purchaser

If, despite having obtained an Opinion from the Works Council (or where, for the avoidance of doubt, the Opinion may be deemed to have been obtained), this Memorandum of Understanding is terminated pursuant to Section 4.1(c), then the Purchaser shall promptly pay or cause to be paid (in any event, within twenty (20) Business Days after the Expiry Date) to the Seller’s Guarantor as compensation for costs and other financial damages incurred an amount of EUR 12,750,000.00 (in words: twelve million seven hundred and fifty thousand Euros) (the Purchaser Termination Fee) by wire transfer of same day funds, free of costs and charges, into a bank account to be notified to the Purchaser by the Seller’s Guarantor.

Section 4.4           Termination fee payable by the Seller’s Guarantor

If this Memorandum of Understanding is terminated pursuant to Section 4.1(d), then the Seller’s Guarantor shall promptly pay or cause to be paid (in any event, within twenty (20) Business Days after the Acceptance Notice has been sent) to the Purchaser an amount of EUR 12,750,000.00 (in words: twelve million seven hundred and fifty thousand Euros) as compensation for transaction costs of the Purchaser (the Seller Termination Fee) by wire transfer of same day funds, free of costs and charges, into a bank account to be notified to the Seller’s Guarantor by the Purchaser.

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Section 4.5           Nature and treatment of termination fee

(a)          The Parties shall use their respective best efforts (sich nach besten Kräften bemühen) to secure that any sum payable under Section 4.3 or Section 4.4 will not be subject to any VAT.

(b)          The Parties acknowledge and agree that neither the Purchaser Termination Fee, nor the Seller Termination Fee, is a penalty but rather, absent a willful (vorsätzlich) or fraudulent (betrügerisch) behavior, a reasonable estimate of damages necessary to compensate and protect the interests of the Purchaser, on the one hand, or the Seller Parties, on the other hand, in the circumstances in which the Purchaser Termination Fee or the Seller Termination Fee, as applicable, is payable. The Parties hereby acknowledge and agree that the amount of the Purchaser Termination Fee or the Seller Termination Fee, as applicable, is fair, after taking into account all the costs and expenses already incurred by the Parties before entering into this Memorandum of Understanding, the time spent to work on this Proposed Transaction, the exclusivity granted and the consequences on their respective businesses of the termination of the Proposed Transaction, in particular for the Seller’s Guarantor as a US stock market listed company. In no event shall the Purchaser or the Seller’s Guarantor, as applicable, be required to pay more than one time the Purchaser Termination Fee or the Seller Termination Fee, as applicable.

(c)          In the event that the Purchaser Termination Fee or the Seller Termination Fee, as applicable, is paid by or on behalf of the Purchaser to the Seller’s Guarantor or the Seller’s Guarantor to the Purchaser, respectively, in accordance with this ARTICLE IV, the payment thereof shall be the sole and exclusive remedy of the Seller Parties against the Purchaser, on the one hand, or the Purchaser against the Seller Parties, on the other hand, in each case including for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or obligation in this Memorandum of Understanding, and neither the Purchaser and its affiliates in the case of the Purchaser Termination Fee, nor the Seller Parties and their affiliates in the case of the Seller Termination Fee, nor any of their respective former, current or future representatives, agents, partners, managers, stockholders or assignees shall have any further liability or obligations relating to or arising out of this Memorandum of Understanding.

ARTICLE V
MISCELLANEOUS

Section 5.1           Publicity

The initial press release regarding this Memorandum of Understanding and the Proposed Transaction to be issued by the Seller’s Guarantor on the date hereof shall be the press release in the form attached hereto as Exhibit 2. Subject to the foregoing sentence, the provisions of clause 13 (Confidentiality and press releases) of the SPA are hereby incorporated by reference into this Memorandum of Understanding as if such provisions were fully set forth herein and made as of the date hereof, mutatis mutandis.

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Section 5.2           Governing Law

This Memorandum of Understanding and the SPA shall be governed by, and construed in accordance with, the substantive laws of Germany. The form of the transfer of the Shares shall be governed by Dutch law. The form of this Memorandum of Understanding shall be governed by French law. For the avoidance of doubt, notarization provisions of German law and other provisions of German law regarding the form of the transfer of the Shares which are not otherwise applicable to transfers of shares in Dutch companies shall not apply to this Memorandum of Understanding and to the SPA.

Section 5.3           Applicability of certain clauses of the SPA

Clause 17 (Notices) and clause 18 (Miscellaneous) of the SPA – other than clause 18.1 of the SPA, which is replaced by Section 5.2 above – are hereby incorporated by reference into this Memorandum of Understanding as if such provisions were fully set forth herein, mutatis mutandis.

Section 5.4           Extension and waiver

The Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the guarantees contained in this Memorandum of Understanding (including as incorporated by reference pursuant to Section 3.1), or (iii) waive compliance with any covenants and agreements contained in this Memorandum of Understanding (including as incorporated by reference pursuant to Section 3.2). Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Memorandum of Understanding to assert any of its rights under this Memorandum of Understanding or otherwise shall not constitute a waiver of such rights.

[Signature Page Follows]

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Executed in counterparts, on 20 November 2018.

Tower Automotive Holdings III Coöperatie U.A.,		Tower Automotive Holdings USA, LLC,
in Livonia, Michigan, USA		in Livonia, Michigan, USA

/s/ Dennis C. Pike		/s/ Jeffrey L. Kersten
By:	Dennis C. Pike	By:	Jeffrey L. Kersten
Title:	Managing Director	Title :	Vice President

/s/ Jeffrey L. Kersten
By:	Jeffrey L. Kersten
Title:	Managing Director

Financière SNOP Dunois S.A.,		Tower International, Inc.,
in Brussels (Belgium)		in Livonia, Michigan, USA

/s/ Michel Henri Pinaire		/s/ James C. Gouin
By:	Michel Henri Pinaire	By:	James C. Gouin
Title:	President and CEO	Title:	Chief Executive Officer